Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results

For Second Quarter Ended June 30, 2019

Higher Same Store Sales Posted In Both Restaurant Concepts

NASHVILLE, TN, Aug. 9, 2019 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today reported results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights Compared To The Second Quarter Of 2018

•	Net sales were $62,229,000, an increase of 3.0% from $60,420,000 reported in the second quarter of 2018.

•

For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant (1) were $114,800, up 0.3% from $114,400 reported in the second quarter of 2018. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant were $78,600, a gain of 0.3% from $78,400 recorded in the second quarter of 2018.

•

Income from continuing operations before income taxes was $2,244,000 for the second quarter of 2019 compared to $2,203,000 in the second quarter of 2018. Income from continuing operations before income taxes for the second quarter of 2018 included income of $53,000 from the quarterly valuation of the Black Knight Advisory Services, LLC (Black Knight) profits interest grant. The Company also incurred consulting fees of $205,000 in the second quarter of 2018 under its management consulting agreement with Black Knight. As previously reported, both the management consulting agreement and the profits interest grant related to Black Knight have been terminated. Finally, in the second quarter of 2019, the Company’s income from continuing operations before income taxes was impacted by transaction, contested proxy, and other related expenses of $651,000 primarily related to the Company’s solicitation of proxies from its shareholders for its 2019 Annual Meeting of Shareholders. This compared to transaction, contested proxy, and other related expenses of $7,000 in the second quarter a year ago.

•

The Company recorded net income of $2,168,000 in the second quarter of 2019 compared to net income of $2,105,000 reported in the second quarter of 2018, which was impacted by the same factors as previously noted affecting income from continuing operations. Results for the most recent quarter included an income tax expense of $18,000 compared to an income tax benefit of $12,000 in the second quarter of 2018.

•	Both basic and diluted earnings per share were $0.15 for the second quarter of 2019 compared to $0.14 for the second quarter of 2018.

•	Adjusted EBITDA (2) was $6,569,000 in the second quarter of 2019, up 9.4% from $6,007,000 in the second quarter of 2018.

•	Restaurant Operating Profit Margin (3) was 12.7% in the most recent quarter compared to 12.5% for the corresponding quarter of 2018.

•	Cost of sales as a percentage of net sales in the second quarter 2019 was 31.8% compared to 32.2% in the second quarter of 2018.

The Company’s restaurant labor and related costs as a percentage of net sales were 30.8% in the second quarter of 2019 compared to 31.1% of net sales in the second quarter of 2018. Other restaurant operating expenses were 20.0% of net sales in the second quarter of 2019 compared to 19.8% of net sales in the second quarter of 2018.

The Company’s consolidated operating income for the second quarter of 2019 was $2,343,000 compared to consolidated operating income of $2,334,000 for the second quarter of 2018.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grill collection were down 1.3% in the second quarter of 2019 compared to the second quarter of 2018. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 0.3% for the second quarter of 2019 over the second quarter of 2018. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grill same store base of restaurants during the second quarter of 2019 was $32.15, up 1.7% from $31.62 recorded during the second quarter of 2018. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants was $41.90 during the second quarter of 2019 and the second quarter of 2018.

Average weekly guest counts within the Company’s J. Alexander’s/Grill locations in the second quarter of 2019 were down 1.3% from the second quarter of 2018, while average weekly guest counts within the Company’s Stoney River Steakhouse and Grill locations increased 2.4% for the second quarter of 2019 compared to the same quarter a year ago. Average guest checks for the combined J. Alexander’s/Grill concepts increased 1.5% from $31.69 in the second quarter of 2018 to $32.17 for the second quarter of 2019. Average guest checks for the Stoney River Steakhouse and Grill restaurants decreased 0.9% from $41.90 in the second quarter of 2018 to $41.51 in the second quarter of 2019.

The effect of menu pricing for the second quarter of 2019 was estimated to be a 0.9% increase for the J. Alexander’s/Grill restaurants and a 0.5% increase for the Stoney River Steakhouse and Grill restaurants compared to the second quarter of 2018. For the J. Alexander’s/Grill restaurants, management estimated that there was no inflation in total food costs for the second quarter of 2019 compared to the same quarter in 2018, and beef costs were determined to have decreased by an estimated 1.3% compared to the same quarter of the prior year. For the Stoney River Steakhouse and Grill restaurants, inflation for the second quarter of 2019 was estimated to total 0.2%, with beef costs up by 0.2% from the comparable quarter of 2018.

Stock Repurchase Program

During the fourth quarter of 2018, the Company’s board of directors authorized a share repurchase program, replacing the program that had been in place since October 29, 2015. The board authorized the Company to purchase up to $15,000,000 of its common stock in the aggregate over a three-year period ending November 1, 2021. Share repurchases under the newly authorized program are expected to be made solely from cash on hand and available operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any amount of stock. No shares were purchased by the Company in the second quarter of 2019.

Chief Executive Officer’s Comments

“We were pleased with our performance during the second quarter,” Mark A. Parkey, President and Chief Executive Officer, said. “We were particularly encouraged with increasing guest counts and improving sales in selected new restaurants within our J. Alexander’s/Grill collection. As noted in prior earnings releases, several of these restaurants have taken longer than expected to generate significant guest trial. During the second quarter, we saw consistent and significant improvement in guest counts at these locations, with our three newest J. Alexander’s restaurants all posting positive results with respect to the traffic trend on a comparative basis. Indications are that this trend will continue through the last half of 2019.”

While growth in same store sales from the Stoney River Steakhouse and Grill restaurant concept slowed in the most recent quarter, Parkey said the results were up against a 6.2% increase in the same quarter a year ago. “We are continuing to work on initiatives that build guest checks and guest traffic while reinforcing our efforts to strengthen operational execution at all of our Stoney River Steakhouse and Grill restaurants,” he said. “We are confident that the success of our efforts will lead to continued gains in same store sales from this restaurant group in the third and fourth quarters of the year.”

Parkey said beef input prices, while up slightly in the Stoney River Steakhouse and Grill restaurant collection, were favorable for the J. Alexander’s/Grill restaurant group during the second quarter. “This trend was encouraging compared to the increased pricing experienced in the first quarter of the year,” he noted. “While we continue to experience some pressure on beef prices for selected loins that we purchase, our overall cost of sales is manageable, and the outlook remains generally favorable for the balance of 2019.

“While we are pleased that both restaurant concepts generated positive same store sales in the second quarter, we will not be fully satisfied with our overall performance in the J. Alexander’s/Grill restaurant group until our guest traffic and sales ramp up to higher targeted levels,” Parkey said. “As noted in our first quarter release, we have continued to see competitive intrusion into certain of our long-established markets, which coupled with other market-specific external factors, may continue to temporarily impact guest traffic in those particular markets for the balance of 2019. However, as mentioned, we are seeing significant progress in our plans to drive traffic and sales at our newer restaurants, which continues to be a priority for our entire management team. Additionally, we were able to take a modest price increase of approximately 1.0% late in the second quarter within the J. Alexander’s/Grill restaurants, and we are currently rolling out a similar price increase at Stoney River – both of which should help drive top-line momentum through 2019. We remain confident that 2019 will be a good year,” he added.

Highlights for the First Six Months of 2019

For the six months ended June 30, 2019, the Company recorded net sales of $126,963,000, up 3.8% from $122,329,000 posted in the first half of 2018. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant were $116,800 for the six months ended June 30, 2019, an increase of 0.4% from $116,300 achieved in the first six months of 2018. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant increased 1.4% from $80,500 to $81,600 in the first six months of 2019.

Income from continuing operations before income taxes for the first half of 2019 increased to $6,390,000 from $4,045,000 reported in the same six months of 2018. The primary factor driving the increase relates to the fact that during the first six months of 2018 the Black Knight profits interest grant resulted in non-cash profits interest expense to the Company of $1,854,000. For the same two quarters of 2018, the Company also incurred consulting fees of $449,000 from its management consulting agreement with Black Knight. As previously reported, both the management consulting agreement and the profits interest grant related to Black Knight are now terminated. Finally, during the first six months of 2018, the Company recorded transaction, contested proxy, and other related expenses of $933,000 compared to $651,000 of such expenses incurred in the first half of 2019.

The Company recorded net income of $6,016,000 in the first half of 2019, up from $3,698,000 reported in the first half of 2018. Adjusted EBITDA(2) for the first half of 2019 totaled $14,281,000 compared to $14,158,000 recorded in the first six months a year earlier. Basic and diluted earnings per share totaled $0.41 in the first half of 2019 compared to $0.25 of both basic and diluted earnings per share in the first half of 2018. See attached “Adjusted EBITDA Reconciliation” for our definition of Adjusted EBITDA and a reconciliation to net income.

The average weekly guest counts within the same store base of J. Alexander’s/Grill restaurants decreased by 1.2% for the first half of 2019 and increased by 0.8% within the Stoney River Steakhouse and Grill restaurants during the same two quarters. The average guest check within the same store base at the J. Alexander’s/Grill restaurants increased 1.6% from $31.76 for the first six months of 2018 to $32.26 in the first half of 2019. The average guest check within the same store base at the Stoney River Steakhouse and Grill restaurants increased by 0.4% from $42.28 in the first two quarters of 2018 to $42.47 in the first half of 2019. The effect of menu price increases for the first six months of 2019 was estimated to be 0.6% at J. Alexander’s/Grill restaurants and 0.4% at Stoney River Steakhouse and Grill restaurants compared to the first two quarters of 2018.

Cost of sales as a percentage of net sales for the first half of 2019 was 31.8% compared to 31.6% for the first six months of 2018. The estimated effect of inflation in food costs for the first half of 2019 was 1.0% for the J. Alexander’s/Grill restaurants, with beef costs up by 2.0% compared to the same six months of 2018. For the Stoney River Steakhouse and Grill restaurants, the effect of inflation in food costs was estimated to be 1.7% with beef costs up by 3.7% compared to the first half of 2018.

Restaurant Development

The Company has previously announced the signing of leases for two new restaurants. The first is a J. Alexander’s/Grill restaurant to be located in Houston, TX, which will be operated under the name Merus Grill. Construction is underway with an opening currently scheduled for the fourth quarter of 2019. The second is a Redlands Grill that is scheduled to open in San Antonio, TX in fiscal 2020.

Guidance For 2019

The Company’s performance outlook is based on current information as of August 9, 2019. The Company does not expect to update its 2019 guidance before the next quarter’s earnings release. However, the information on which the outlook is based is subject to change, and the Company may update its full business outlook or any portion thereof at any time for any reason.

Based upon current information and giving consideration to the softness in guest counts in our concepts during the first half of 2019 which has continued into July, we are adjusting our guidance ranges for average weekly same store sales, total revenue, net income, Adjusted EBITDA, and basic earnings per share as follows:

	Prior Guidance	Revised Full Year 2019 Guidance
Average Weekly Same Store Sales:
J. Alexander’s/Grill	+1.0% - 2.0%	+0.5% - 1.5%
Stoney River Steakhouse and Grill	+2.0% - 3.0%	+1.5% - 2.5%
Revenue	$253.0MM - $256.0MM	$251.0MM - $253.0MM
Net Income	$10.2MM - $11.2MM	$9.7MM - $10.7MM
Adjusted EBITDA(2)	$27.2MM - $28.2MM	$26.4MM - $27.4MM
Basic EPS Range	$0.69 - $0.76	$0.66 - $0.73

It should be noted that the above guidance related to net income and basic earnings per share does not contemplate the incurrence of significant transaction, contested proxy, and other related costs that may arise in the future.

(1)Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com.

Forward Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019, as amended on April 29, 2019, and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Jessica Hagler

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net sales	$62,229	$60,420	$126,963	$122,329
Costs and expenses:
Cost of sales	19,803	19,433	40,331	38,694
Restaurant labor and related costs	19,157	18,781	38,707	37,007
Depreciation and amortization of restaurant property and equipment	2,950	2,696	5,879	5,265
Other operating expenses	12,428	11,943	25,112	23,961

Total restaurant operating expenses	54,338	52,853	110,029	104,927
Transaction, contested proxy and other related expenses	651	7	651	933
General and administrative expenses	4,772	4,722	9,528	11,247
Pre-opening expense	125	504	146	830

Total operating expenses	59,886	58,086	120,354	117,937

Operating income	2,343	2,334	6,609	4,392
Other income (expense):
Interest expense	(169)	(186)	(355)	(360)
Other, net	70	55	136	13

Total other expense	(99)	(131)	(219)	(347)

Income from continuing operations before income taxes	2,244	2,203	6,390	4,045
Income tax (expense) benefit	(18)	12	(257)	(126)
Loss from discontinued operations, net	(58)	(110)	(117)	(221)

Net income	$2,168	$2,105	$6,016	$3,698

Basic earnings per share:
Income from continuing operations, net of tax	$0.15	$0.15	$0.42	$0.27
Loss from discontinued operations, net	(0.00)	(0.01)	(0.01)	(0.02)

Basic earnings per share	$0.15	$0.14	$0.41	$0.25

Diluted earnings per share:
Income from continuing operations, net of tax	$0.15	$0.15	$0.42	$0.26
Loss from discontinued operations, net	(0.00)	(0.01)	(0.01)	(0.01)

Diluted earnings per share	$0.15	$0.14	$0.41	$0.25

Weighted average common shares outstanding:
Basic	14,695	14,695	14,695	14,695
Diluted	14,735	14,901	14,715	14,869

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	31.8	32.2	31.8	31.6
Restaurant labor and related costs	30.8	31.1	30.5	30.3
Depreciation and amortization of restaurant property and equipment	4.7	4.5	4.6	4.3
Other operating expenses	20.0	19.8	19.8	19.6

Total restaurant operating expenses	87.3	87.5	86.7	85.8
Transaction, contested proxy and other related expenses	1.0	0.0	0.5	0.8
General and administrative expenses	7.7	7.8	7.5	9.2
Pre-opening expense	0.2	0.8	0.1	0.7

Total operating expenses	96.2	96.1	94.8	96.4

Operating income	3.8	3.9	5.2	3.6
Other income (expense):
Interest expense	(0.3)	(0.3)	(0.3)	(0.3)
Other, net	0.1	0.1	0.1	0.0

Total other expense	(0.2)	(0.2)	(0.2)	(0.3)

Income from continuing operations before income taxes	3.6	3.6	5.0	3.3
Income tax (expense) benefit	(0.0)	0.0	(0.2)	(0.1)
Loss from discontinued operations, net	(0.1)	(0.2)	(0.1)	(0.2)

Net income	3.5%	3.5%	4.7%	3.0%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:

Adjusted EBITDA(1)	$6,569	$6,007	$14,281	$14,158
As a % of net sales	10.6%	9.9%	11.2%	11.6%

Average weekly sales per restaurant:
J. Alexander’s / Grill Restaurants	$113,600	$113,200	$115,400	$115,700
Percent change	0.4%		-0.3%

Stoney River Steakhouse and Grill	$79,500	$78,400	$82,400	$80,500
Percent change	1.4%		2.4%

Average weekly same store sales per restaurant:

J. Alexander’s / Grill Restaurants	$114,800	$114,400	$116,800	$116,300
Percent change	0.3%		0.4%

Stoney River Steakhouse and Grill	$78,600	$78,400	$81,600	$80,500
Percent change	0.3%		1.4%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	June 30, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$8,451	$8,783
Other current assets	8,504	8,682

Total current assets	16,955	17,465

Other assets	5,508	5,557
Deferred income taxes, net	1,762	539
Property and equipment, net	107,564	109,332
Right-of-use lease asset, net	72,374	—
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,648	25,647
Deferred Charges, net	258	272

	$245,806	$174,549

Liabilities and Stockholders’ Equity
Current liabilities	$30,868	$33,778
Long-term debt, net of portion classified as current and unamortized deferred loan costs	3,682	5,866
Long-term lease liability	77,957	—
Deferred compensation obligations	6,278	6,251
Other long-term liabilities	11	6,995
Stockholders’ equity	127,010	121,659

	$245,806	$174,549

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Six Months Ended
	June 30, 2019	July 1, 2018
Cash flows from operating activities:
Net income	$6,016	$3,698
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	6,008	5,411
Equity-based compensation expense	592	2,383
Other, net	1,390	(282)
Changes in assets and liabilities, net	(8,534)	(2,631)

Net cash provided by operating activities	5,472	8,579
Cash flows from investing activities:
Purchase of property and equipment	(3,176)	(9,019)
Other investing activities	(122)	(512)

Net cash used in investing activities	(3,298)	(9,531)
Cash flows from financing activities:
Payments on long-term debt and obligations under capital leases	(2,500)	(2,500)
Other financing activities	(6)	—

Net cash used in financing activities	(2,506)	(2,500)

Decrease in cash and cash equivalents	(332)	(3,452)
Cash and cash equivalents at beginning of the period	8,783	10,711

Cash and cash equivalents at end of the period	$8,451	$7,259

Supplemental disclosures:
Property and equipment obligations accrued at beginning of the period	$819	$1,854
Property and equipment obligations accrued at end of the period	1,930	1,760
Cash paid for interest	327	402
Cash paid for income taxes	740	234

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction, contested proxy and other related expenses, non-cash compensation, loss from discontinued operations, and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income, operating income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net income	$2,168	$2,105	$6,016	$3,698
Income tax expense (benefit)	18	(12)	257	126
Interest expense	169	186	355	360
Depreciation and amortization	3,029	2,780	6,037	5,433

EBITDA	5,384	5,059	12,665	9,617
Transaction, contested proxy and other related expenses	651	7	651	933
Loss on disposal of fixed assets	24	38	47	96
Asset impairment charges and restaurant closing costs	(2)	12	(2)	10
Non-cash compensation	329	277	657	2,451
Loss from discontinued operations, net	58	110	117	221
Pre-opening expense	125	504	146	830

Adjusted EBITDA	$6,569	$6,007	$14,281	$14,158

Note: For purposes of computing Adjusted EBITDA, the $0 and $(53) for the quarters ended June 30, 2019 and July 1, 2018, respectively, and $0 and $1,854 for the six months ended June 30, 2019 and July 1, 2018, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s now terminated management agreement with BKAS totaling $0 and $205 for the quarters ended June 30, 2019 and July 1, 2018, respectively, and totaling $0 and $449 for the six months ended June 30, 2019 and July 1, 2018, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above. The aforementioned management agreement was terminated during the fourth quarter of 2018 as disclosed in the Company’s Form 8-K filed Securities and Exchange Commission on November 30, 2018.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Six Months Ended
	June 30, 2019		July 1, 2018		June 30, 2019		July 1, 2018
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating income	$2,343	3.8%	$2,334	3.9%	$6,609	5.2%	$4,392	3.6%
General and administrative expenses	4,772	7.7%	4,722	7.8%	9,528	7.5%	11,247	9.2%
Transaction, contested proxy and other related expenses	651	1.0%	7	0.0%	651	0.5%	933	0.8%
Pre-opening expense	125	0.2%	504	0.8%	146	0.1%	830	0.7%

Restaurant Operating Profit	$7,891	12.7%	$7,567	12.5%	$16,934	13.3%	$17,402	14.2%

J. Alexander’s Holdings, Inc. and Subsidiaries

Reconciliation of Guidance Range for 2019 Adjusted EBITDA

(Unaudited in thousands)

	Prior Guidance		Updated Guidance
	Low	High	Low	High
Net income (estimated)	$10,200	$11,200	$9,700	$10,700

Income tax expense	655	715	200	300
Interest expense	505	505	580	580
Depreciation and amortization	12,380	12,380	12,300	12,200

EBITDA	23,740	24,800	22,780	23,780

Loss on disposal of fixed assets	250	250	170	170
Transaction, contested proxy and other related expenses	—	—	750	750
Non-cash compensation	1,255	1,255	1,675	1,675
Loss from discontinued operations, net	475	475	230	230
Pre-opening expense	1,450	1,450	825	825

Adjusted EBITDA	$27,170	$28,230	$26,430	$27,430